EXHIBIT 99.1

For Immediate Release

CONSOLIDATED WATER CO. LTD.

REPORTS 18% INCREASE IN FIRST QUARTER NET INCOME

DILUTED EPS INCREASE TO $0.16 VERSUS $0.14 IN THE PRIOR-YEAR PERIOD

GEORGE TOWN, Grand Cayman, Cayman Islands (May 10, 2012) -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”), which develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent, today reported its operating results for the first quarter of 2012. The Company will host an investor conference call tomorrow – Friday, May 11, 2012 -- at 11:00 a.m. EDT (see details below).

Total revenues for the three months ended March 31, 2012 increased 20% to approximately $16.7 million, compared with approximately $13.9 million for the first quarter of 2011.

Retail water revenues rose 3% to approximately $6.6 million (39% of total revenues) in the most recent quarter, versus approximately $6.4 million (46% of total revenues) for the comparable prior-year quarter, reflecting (i) an increase to the Company’s base rates of approximately 4% due to an upward movement in the consumer price indices used to determine such rate adjustments in the first quarter of each year; and (ii) higher energy price pass-through charges resulting from higher energy prices. These factors were partially offset by a 5% decline in the number of gallons of water sold by the retail segment.

Bulk water revenues increased 41% to approximately $10.1 million (60% of total revenues) in the first quarter of 2012, compared with approximately $7.2 million (52% of total revenues) in the year-earlier quarter, reflecting (i) a 34% increase in the number of gallons of water sold, which was primarily attributable to the expansion of the Company’s Blue Hills plant in the Bahamas during the fourth quarter of 2011; and (ii) energy pass-through charges resulting from higher energy prices.

Services revenues declined to approximately $0.1 million in the three months ended March 31, 2012, compared with approximately $0.4 million in the first quarter of 2011, reflecting (i) the expiration of the management services contract for the Bermuda plant on June 30, 2011; and (ii) lower fees earned on the Company’s management agreement with OC-BVI (the Company’s equity investment affiliate) due to the incremental fees earned on the higher earnings generated by this affiliate in 2011 versus 2012.

Net income increased 18% to $2,342,666, or $0.16 per diluted share, for the quarter ended March 31, 2012, compared with net income of $1,993,010, or $0.14 per diluted share, for the quarter ended March 31, 2011. A 67% increase in operating income, to $2,433,164 during the most recent quarter versus $1,458,225 in the comparable prior-year quarter, was partially offset by a 90% reduction in OC-BVI’s earnings. During the three months ended March 31, 2012, the Company recognized earnings on its investment in OC-BVI of $56,938, compared with $543,494 in the comparable 2011 period.

Consolidated gross profit rose 13% to approximately $5.9 million (36% of total revenues) in the first quarter of 2012, compared with approximately $5.3 million (38% of total revenues) in the prior-year period. Gross profit on retail revenues was relatively unchanged at approximately $3.5 million in the most recent quarter (54% of retail revenues), compared with approximately $3.5 million (55% of retail revenues) in the quarter ended March 31, 2011. The modest decline in retail gross profit as a percentage of retail revenues reflected the increase in energy pass-through charges and higher non-revenue water volumes during the first quarter of 2012 versus the prior-year quarter. Gross profit on bulk revenues increased 54% to approximately $2.4 million (24% of bulk revenues) in the most recent quarter, from approximately $1.6 million (22% of bulk revenues) a year earlier. The improvement in the bulk segment’s gross profit as a percentage of bulk water revenues was due to the increase in revenues, as a significant portion of the bulk segment’s production costs are relatively fixed in nature and do not increase proportionately with an increase in the volume of water sold. The services segment recorded a gross profit of $10,703 for the three months ended March 31, 2012, compared with a gross profit of approximately $193,444 in the first quarter of 2011. The decline in services segment gross profits in the 2012 quarter reflected the previously-noted decrease in the segment’s revenues.

General and administrative expenses declined 7% to $3,514,685 in the first quarter of 2012, versus $3,792,330 in the corresponding period of 2011, primarily due to (i) a decrease of approximately $779,000 in expenses related to the project development activities of the Company’s consolidated Mexico affiliate, N.S.C. Agua, S.A. de C.V. (“NSC”), partially offset by an increase of approximately $200,000 in employee costs due to the hiring of additional management and information technology personnel and approximately $158,000 in added business development costs.

Interest income decreased 38% to $215,430 for the quarter ended March 31, 2012, versus $347,660 in the first quarter of the previous year. Interest expense increased 9% to $383,635 in the 2012 quarter, from $350,372 in the comparable 2011 period.

“We are very pleased to report an 18% increase in first quarter earnings, when compared with the prior-year period, due primarily to increased profitability in our bulk water business segment and a reduction in general and administrative expenses that more than offset a loss in our services segment and significantly lower earnings from our OC-BVI affiliate,” stated Rick McTaggart, Chief Executive Officer of Consolidated Water Co. Ltd. “The performance of our bulk water segment reflects, to a large degree, the increase in water volumes resulting from a 67% expansion in the production capacity of our Blue Hills plant in the Bahamas that came on line in the fourth quarter of 2011. As a result of this expansion, the Bahamas now represent the Company’s largest geographic market, when measured in terms of the volume of water produced and delivered to customers. Gross margins in the bulk segment improved to 24% of bulk revenues, from 22% a year earlier, primarily due to increased water production, a strict cost-control program, and efficiency gains resulting from various operational improvement programs that we have implemented over the past four years.”

“Progress on our Mexico project, NSC, has been slow but steady,” continued Mr. McTaggart. “Consolidated Water now has effective control of the project and its continuing development activities, following our acquisition of an option to purchase the shares of one of the other shareholders of NSC and an immediate power of attorney to vote those shares. We have engaged an engineering group with extensive regional experience and have signed a memorandum of understanding with a global leader in the engineering, procurement and construction of large seawater desalination plants. Our goal is to have seawater monitoring and pilot-scale water treatment equipment operational at the project site by the end of this summer.”

“While NSC is still in the development stage and there can be no assurance of its ultimate success, the 100 million US gallon-per-day reverse osmosis plant, which is designed to deliver water to a Mexican potable water system and the U.S. border, has the potential to be, by far, the largest production facility in the Company’s operating portfolio. We estimate that it will take at least two years to complete all of the development activities necessary to commence construction of the plant. The NSC project is indicative of the Company’s pursuit of larger revenue-generating opportunities outside of our traditional markets in the Caribbean region. We are also devoting considerable corporate resources to potential water projects in Asia, where we hope to identify one or more specific opportunities in the current year.”

Investor Conference Call

The Company will host a conference call at 11:00 a.m. EDT tomorrow – Friday, May 11, 2012. Shareholders and other interested parties may participate in the conference call by dialing 877-317-6789 (international/local participants dial 412-317-6789) and requesting participation in the “Consolidated Water Conference Call” a few minutes before 11:00 a.m. EDT on May 11, 2012. A replay of the conference call will be available one hour after the call by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID# 10014050, and on the Company’s website at www.cwco.com, through May 18, 2012.

CWCO-E

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands and The Commonwealth of The Bahamas.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands. The Company’s ordinary (common) stock is traded on the NASDAQ Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of our products and services in the marketplace, changes in our relationships with the governments of the jurisdictions in which we operate, the manner in which the disputed issues between OC-BVI and the BVI government are resolved, the outcome of our negotiations with the Cayman government regarding a new retail license agreement, our ability to successfully secure contracts for water projects, including the project under development in Rosarito, Baja California, Mexico, our ability to develop and operate such projects profitably, and our ability to manage growth and other risks detailed in our periodic report filings with the Securities and Exchange Commission (“SEC”).

By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice President and CFO, at (954) 509-8200 or via e-mail at info@cwco.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at info@rjfalkner.com

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$24,995,481	$37,624,179
Restricted cash	7,500,000	7,500,000
Marketable securities	8,537,598	8,496,372
Accounts receivable, net	15,097,371	8,537,232
Inventory	1,601,405	1,451,639
Prepaid expenses and other current assets	1,248,280	1,880,105
Current portion of loans receivable	1,846,719	1,843,600
Total current assets	60,826,854	67,333,127

Property, plant and equipment, net	63,408,844	64,185,110
Construction in progress	237,944	141,204
Inventory, non-current	3,829,767	3,861,470
Loans receivable	10,305,417	10,758,873
Investment in OC-BVI	6,562,761	6,634,598
Intangible assets, net	1,724,497	1,501,824
Goodwill	3,587,754	3,587,754
Other assets	2,737,496	2,855,471
Total assets	$153,221,334	$160,859,431

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other current liabilities	$4,288,008	$4,617,770
Dividends payable	1,156,866	1,156,081
Current portion of long term debt	9,059,430	17,531,134
Total current liabilities	14,504,304	23,304,985
Long term debt	6,452,030	6,852,660
Other liabilities	414,807	420,430
Total liabilities	21,371,141	30,578,075
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares;
issued and outstanding 22,094 and 22,427 shares, respectively	13,256	13,456
Class A common stock, $0.60 par value. Authorized 24,655,000 shares;
issued and outstanding 14,579,496 and 14,568,696 shares, respectively	8,747,698	8,741,217
Class B common stock, $0.60 par value. Authorized 145,000 shares;
none issued or outstanding	-	-
Additional paid-in capital	82,163,254	81,939,211
Retained earnings	39,279,090	38,030,943
Total Consolidated Water Co. Ltd. stockholders' equity	130,203,298	128,724,827
Non-controlling interests	1,646,895	1,556,529
Total equity	131,850,193	130,281,356
Total liabilities and equity	$153,221,334	$160,859,431

 CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended March 31,
	2012	2011

Retail water revenues	$6,566,129	$6,373,515
Bulk water revenues	10,069,217	7,166,836
Services revenues	93,381	366,269
Total revenues	16,728,727	13,906,620

Cost of retail revenues	3,042,747	2,880,876
Cost of bulk revenues	7,655,453	5,602,364
Cost of services revenues	82,678	172,825
Total cost of revenues	10,780,878	8,656,065

Gross profit	5,947,849	5,250,555

General and administrative expenses	3,514,685	3,792,330
Income from operations	2,433,164	1,458,225

Other income (expense):
Interest income	215,430	347,660
Interest expense	(383,635)	(350,372)
Other income	111,135	63,866
Equity in earnings of OC-BVI	56,938	543,494
Other income (expense), net	(132)	604,648

Net income	2,433,032	2,062,873
Income attributable to non-controlling interests	90,366	69,863
Net income attributable to Consolidated Water Co. Ltd. stockholders	$2,342,666	$1,993,010

Basic earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.16	$0.14
Diluted earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.16	$0.14
Dividends declared per common share	$0.075	$0.075

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,569,883	14,556,259
Diluted earnings per share	14,596,480	14,598,637

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